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                                                                          Part I
                                                                      Exhibit 11
                               HARSCO CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                     (dollars in thousands except per share)

                                           3 MONTHS ENDED SEPT. 30             9 MONTHS ENDED SEPT. 30
                                        ------------------------------      ------------------------------
                                            1996             1995               1996             1995
                                        ------------     -------------      -----------      -------------
Net income                              $    29,109       $    18,400       $    89,479       $    68,419
                                        ===========       ===========       ===========       ===========

Average shares of common stock
     outstanding used to compute
     earnings per common share ..        24,865,120        25,312,553        24,994,262        25,261,634

Additional common shares to be
     issued assuming exercise of
     stock options, net of shares
     assumed reacquired                     190,035           169,001           204,517           186,276
                                        -----------       -----------       -----------       -----------

Shares used to compute dilutive
     effect of stock options             25,055,155        25,481,554        25,198,779        25,447,910
                                        ===========       ===========       ===========       ===========

Fully diluted net income per
     common share                       $      1.16       $      0.72       $      3.55       $      2.69
                                        ===========       ===========       ===========       ===========

Net income per common share             $      1.17       $      0.73       $      3.58       $      2.71
                                        ===========       ===========       ===========       ===========
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